Exhibit 3.1

ELEVENTH CERTIFICATE OF AMENDMENT

ELEVENTH CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

STREAMEX CORP.

Streamex Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The name of the Corporation is Streamex Corp. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011. The original Certificate of Incorporation was amended and restated and filed with the Secretary of State of the State of Delaware effective February 6, 2013 (the “Amended and Restated Certificate of Incorporation”). The Amended and Restated Certificate of Incorporation was further amended by Certificates of Amendment of Restated Certificate of Incorporation of Streamex Corp., filed with the Secretary of the State of Delaware on February 6, 2013, March 12, 2013, October 18, 2013, March 27, 2014, August 14, 2014, November 18, 2016, September 10, 2018, January 31, 2024, September 5, 2025 and September 10, 2025.

2. The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended by deleting in its entirety ARTICLE V thereof and replacing therewith with the following:

“ARTICLE V

CORPORATE MATTERS

The affairs of the Corporation shall be managed by a Board of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The Board of Directors is authorized to assign members already in office to Class I, Class II or Class III at the time such classification becomes effective (the “Effective Time”). The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders after the Effective Time. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.”

3. The Board of Directors of the Corporation has duly adopted resolutions (i) declaring this Eleventh Certificate of Amendment to be advisable, (ii) adopting and approving this Eleventh Certificate of Amendment, (iii) directing that this Eleventh Certificate of Amendment be submitted to the stockholders of the Corporation for their approval at a special meeting of the stockholders of the Corporation and (iv) recommending to the stockholders of the Corporation that this Eleventh Certificate of Amendment be approved.

4. This Eleventh Certificate of Amendment was submitted to and duly adopted and approved by the stockholders of the Corporation at a special meeting of the stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

5. This Eleventh Certificate of Amendment has been duly authorized, adopted and approved by the Corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

6. This Eleventh Certificate of Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, Streamex Corp. has caused this Eleventh Certificate of Amendment to be signed by a duly authorized officer of the Corporation on November 18, 2025.

STREAMEX CORP.

/s/ Henry McPhie
Henry McPhie
Chief Executive Officer

[Signature Page to Eleventh Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Streamex Corp.]